    As filed with the Securities and Exchange Commission on January 5, 1998


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                  -----------------------------------------

                                    FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
                           SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  -----------------------------------------

                         Allied Investment Corporation
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       Maryland                                                   52-1081051
------------------------------------------------              --------------------------------------------------
 (STATE OR OTHER JURISDICTION OF INCORPORATION)                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              -----------------------------------------

      c/o Allied Capital Corporation
      1666 K Street, N.W.
      9th Floor
      Washington, DC                                                                 20006
                                                                             -----------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                           (Zip Code)

                  -----------------------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                                                  NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                                                 EACH CLASS IS TO BE REGISTERED
-------------------                                                 -------------------------------
     NONE                                                                        NONE

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                                (TITLE OF CLASS)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Allied Investment Corporation ("Investment") was organized under the laws of the District of Columbia on September 10, 1976 and registered with the Securities and Exchange Commission on November 23, 1976, as a non-diversified
closed-end management investment company under the 1940 Act.1/   Investment was
reorganized as a Maryland corporation in 1990. On December 31, 1997, Investment's former parent, together with certain other related entities, was merged with and into Allied Capital Lending Corporation (which upon the merger changed its name to Allied Capital Corporation ("ACC")). ACC is a Maryland corporation that has elected to be regulated as a business development company ("BDC") pursuant to Section 54(a) of the Investment Company Act of 1940, as amended (the "1940 Act"). ACC currently owns all of the outstanding voting capital stock of Investment.2/ Investment intends to elect to be regulated as a BDC pursuant to Section 54(a) of the 1940 Act, and it seeks to achieve both long-term growth in the value of its net assets and current income by providing debt, mezzanine, and equity financing for small, privately-owned growth companies and for management buyouts.

The total number of shares of stock of all classes which Investment has authority to issue is one hundred (100) shares of capital stock, with a par value of $1.00 per share, amounting in aggregate par value to one hundred dollars ($100.00). All of such shares were initially classified as common stock (the "Common Stock"). Investment does not intend to list the Common Stock on any exchange or otherwise seek a public market for the trading of these shares. There are sixty one (61) shares of Common Stock issued and outstanding.

The board of directors of Investment may authorize and direct the issuance from time to time, or at any time or times, of the shares of stock of Investment of any class, any options or warrants for such shares permitted by law, any rights to subscribe to or purchase such shares and any other securities of Investment, for such consideration as the board of directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of Investment.

All of the Common Stock issued to date is duly authorized, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends if, as and when authorized and declared by the board of directors of Investment out of assets legally available therefor and to share ratably in the assets of Investment legally available for distribution to its stockholders in the event of its





-----------------------

1/     File No. 811-2707.

2/     A condition of the exemptive order obtained in connection with the above-mentioned merger is that ACC will at all times own and hold, beneficially and of record, all of the outstanding voting capital stock of Investment. See Allied Capital Corporation, et al. (File No. 812-10870), Release No. IC-22902 (November 21, 1997) (notice), Release No. IC-22941 (December 16, 1997) (order).

liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of Investment.

All shares of Common Stock have equal rights as to earnings, assets, dividends, and voting privileges. Holders of Common Stock have no preemptive, conversion, sinking fund, redemption or preferential rights to subscribe for any securities of Investment. In addition, the shares of Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by Maryland law, appraisal rights. Shares of Common Stock are freely transferable.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election.

Pursuant to Section 3-105 of the General Corporation Law of the State of Maryland (the "GCL") a consolidation, merger, share exchange, or transfer must be approved by the stockholders of a Maryland corporation by an affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
Pursuant to Section 2-605 of the GCL, an amendment to the charter of a Maryland corporation must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on such charter amendment.

Investment's Articles of Amendment and Restatement to the Articles of Incorporation, Articles of Merger and Bylaws are attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively.

ITEM 2.  EXHIBITS

3.1 Articles of Amendment and Restatement to the Articles of Incorporation of Investment, filed with the Maryland Department of Assessments and Taxation on July 2, 1996.

3.2 Articles of Merger filed with the Maryland Department of Assessments and Taxation on December 31, 1997.

3.3      Bylaws of Investment.

                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


ALLIED INVESTMENT CORPORATION


            /s/ William L. Walton                   January 5, 1998
-----------------------------------------      -----------------------------
William L. Walton, Chairman of the Board       Date
 and Chief Executive Officer

                                EXHIBIT INDEX

Exhibit         Description of
Number             Exhibit
-------            -------


3.1 Articles of Amendment and Restatement to the Articles of Incorporation of Investment, filed with the Maryland
                Department of Assessments and Taxation on July 2, 1996.

3.2 Articles of Merger filed with the Maryland Department of Assessments and Taxation on December 31, 1997.

3.3             Bylaws of Investment.
